Exhibit 1

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-l(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that this Schedule 13D is filed on behalf of each of the them and that all subsequent amendments to this Schedule 13D may be filed on behalf of each of them without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows that such information is inaccurate.

Dated: April 11, 2022

MICHAEL S. GROSS

By:	/s/ Michael S. Gross

BRUCE J. SPOHLER

By:	/s/ Bruce J. Spohler

SOLAR CAPITAL INVESTORS, LLC

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Managing Member

SOLAR CAPITAL INVESTORS II, LLC

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Managing Member

SOLAR SENIOR CAPITAL INVESTORS, LLC

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Managing Member

SLR CAPITAL MANAGEMENT, LLC
By: SLR Capital Partners, LLC, its Sole Member

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Managing Member

Appendix A

In connection with the closing of the Mergers, the below Reporting Persons acquired shares of Common Stock specified below in consideration of the shares of common stock of SUNS listed below.

Reporting Person	Shares of Common Stock Acquired	Shares of Common Stock of SUNS Disposed
Michael S. Gross (1)	705,628	905,122
Bruce J. Spohler (1)	609,387	781,671
Solar Senior Capital Investors, LLC	355,107	455,500
SLR Capital Management, LLC	77	100

(1)

Messrs. Gross and Spohler are also deemed to be the beneficial owners of the securities held by Solar Senior Investors and SLR Management, and such shares are reported in their respective acquisitions.